                                                                  Exhibit 10.35


                        AMENDMENT TO EMPLOYMENT AGREEMENT
                       ---------------------------------

     NOW COME Barry R. Gorsun ("Executive") and Summa Four, Inc. ("Company"), parties to an Employment Agreement dated November 16, 1996, and in consideration of the mutual covenants and conditions contained herein, amend said Agreement as follows:

     1. By deleting from the first sentence of Section 4 the following... "and will extend the exercise period for the options to one year from the Retirement Date."

     2.   By adding a new paragraph to the end of Section 7 as follows:

          "Additionally the Company will make available to Executive prior to his Retirement Date, loan(s) up to a maximum amount of $500,000 to assist the Executive in exercising his options. The loan(s) will be for (a) the amount of his increased tax obligations incurred as a result of exercising his non-qualified stock options due to expire July 22, 1997 and (b) the amount of the purchase price plus any alternative minimum tax occassioned by exercising his incentive stock options priced at $2.57 per share. Also the Company extends to July 25, 1998 the time period for Executive to exercise employee stock options issued July 22, 1994 and August 23, 1994."

     3. In all other respects, said Employment Agreement shall remain in full force and effect.



                                        SUMMA FOUR, INC.


DATED: June  12, 1997                  By:   /s/ Edgar L. Brown, Jr.
                                           ------------------------------------



                                          /s/ Barry Gorsun
                                        ---------------------------------------
                                        BARRY R. GORSUN